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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       ON
                                  FORM 10-SB/A

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                  OF SMALL BUSINESS ISSUERS UNDER SECTION 12(B)
                 OR SECTION 12(g) OF THE SECURITIES ACT OF 1934

                            SMOKY MARKET FOODS, INC.
                 (Name of Small Business Issuer in its charter)

           NEVADA                                        20-4748589
-------------------------------               ----------------------------------
(State or other jurisdiction of               I.R.S. Employer Identification No.
 incorporation or organization)

                                 1511 E. 2ND ST.
                            WEBSTER CITY, IOWA 50595
               (Address of principal executive offices & Zip Code)

                                 (866) 851-7787
                           (Issuer's telephone number)


SECURITIES TO BE REGISTERED UNDER SECTION 12(B) OF THE ACT:

SECURITIES TO BE REGISTERED UNDER SECTION 12(G) OF THE ACT:

                         Common Stock, par value $0.001
--------------------------------------------------------------------------------




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         The registrant hereby amends the Form 10-SB filed by the Registrant on
July 31, 2006 to request withdrawal of the Form 10-SB prior to the statutory effectiveness date of September 29, 2006. The registrant expects to re-file a Form 10-SB following its completion of an audit of certain financial statements and corresponding update of the Form 10-SB.


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                                                      SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        SMOKY MARKET FOODS, INC.
                                        ----------------------------------------


Date: September 25, 2006                By: /s/  Edward Feintech
      ------------------                ----------------------------------------
                                        Edward Feintech, Chief Executive Officer